EXHIBIT 10.18

NASDAQ

JASON S. FRANKEL
COUNSEL

SENT VIA FACSIMILE AND OVERNIGHT COMMERCIAL COURIER

May 16,2002

Mr. Charles T. Jensen
Chief Financial Officer, Vice President and Treasurer
NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Fort Myers, FL 33901

Re:              NeoMedia Technologies, Inc. (Symbol: NEOM)
                 Nasdaq Listing Qualifications Panel
                 Decision NQ 4010C-02

Dear Mr. Jensen:

This is to inform you that, pursuant to the April 18, 2002 oral hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination has been made in the matter of NeoMedia Technologies, Inc. (the "Company") and its request for continued inclusion on The Nasdaq SmallCap Market pursuant to an exception to the net tangible assets/shareholders' equity/market capitalization/net income and bid price requirements, as set forth in Nasdaq Marketplace Rules 4310(c)(2) and 4310(c)(4), respectively.

After a careful review of the entire record, the Panel relied upon the following information in reaching its determination. The Company develops technologies that link physical information and objects to the Internet. The Form 10-Q for the quarter ended March 31, 2002 reported total assets of $7,547,000 and net tangible assets/shareholders' equity of $(629,000). Revenue and net income
(loss) for the three-month period ended March 31, 2002 was $1,396,000 and $(1,382,000).(1) The Company reported 40,275,153 total shares outstanding and 33,389,341 publicly held shares. The closing bid price for the Company's common stock on May 15, 2002 was $0.10 per share, consequently, the market capitalization and market values of publicly held shares were $4,027,515 and $3,338,934, respectively.

On November 20, 2001, staff notified the Company that it failed to satisfy the net tangible assets/shareholders' equity requirement based upon a reported total of $1,331,000 as of September 30, 2001. On February 14, 2002, the Company was notified that it failed to demonstrate compliance with the $1.00 bid price requirement for The 30 consecutive trading


--------------------------
(1) The Forms 10-K for the fiscal years ended December 31, 2001, 2000 and 1999 reported net income (loss) of $(23,777,000), $(25,469,000) and $(5,409,000), respectively 2 Staff also noted that the Company did not satisfy the market capitalization or net income alternative requirements.




                                    10.18-1
days(3). Pursuant to Marketplace Rule 4310(c)(8)(D), the Company was provided with a 180-day grace period, through August 13, 2002, to regain compliance with that requirement. The Company was later informed on March 11, 2002 that its securities were subject to delisting based upon the net tangible assets/shareholders' equity deficiency, Also within the March 11th letter, staff notified the Company that it was delinquent in the payment of certain annual and listing of additional shares fees totaling $13,253.80.4 However, staff later confirmed that full payment had been received on March 14, 2002, thereby resolving the fee issue. By correspondence dated March 15, 2002, the Company requested a hearing, which stayed the delisting.

The Company believes that its failure to satisfy the net tangible assets/shareholders' equity requirement is based upon several adverse business developments that occurred during fiscal 2001. The Company explained that, as a result, it was forced to incur several unrelated one-time charges totaling approximately $17,000,000 during that fiscal year. Notwithstanding, the Company represented that it has since undertaken steps designed to improve operating results. To that end, the Company estimated that it would report a net loss of only $(1,320,300) for the quarter ended March 31, 2002, thereby reducing net tangible assets/shareholders' equity to approximately $(263,000). However. The Company projected net income of $286,900 for the quarter ending June 30, 2002, a net loss of $(246,800) for the quarter ending September 30, 2002 and net income of $1,584,300 for the quarter ending December 31, 2002.

The Company also represented that, in February 2002, it sold 19,000,000 common shares at $0.17 per share for aggregate proceeds of $3,230,000.5 Specifically, the Company received promissory notes in consideration for the shares that mature at the earlier of 90 days from the date of issuance or 30 days from the filing of the Form S- 1 registration statement. The Securities and Exchange Commission's (the "SEC") EDGAR database indicates that the Company filed the registration statement on April 24, 2002. In addition, the Company stated within the Form 10-K for the fiscal year ended December 31, 2001 that the "promissory notes mature no later than May 2002, resulting in proceeds of $3,230,000 to the Company."6 Upon review of The March 31, 2002 Form 10-Q, it appears that the notes were recorded in the equity section of the balance sheet as a "Stock subscription receivable" of $(3,040,000). The Company anticipates that, including the proceeds from the notes and the achievement of its operating projections discussed above, it will report net tangible assets/shareholders' equity of $2,708,400 as of June 30, 2002.

The Company believes that it will further increase equity through an agreement that was announced on April 17, 2002 with Cornell Capital Partners, LP
("Cornell") for a $2,000,000 equity line of credit. Under the terms of the agreement, The Company may exercise "put" options, at its sole discretion, to sell up to $25,000 worth of Company common stock to Cornell at seven-day intervals. The pricing of the shares would be 98% of the lowest closing bid price during the five-day period immediately subsequent to the exercise of the put option. The shares

-------------------

(3) The 30-day period relating to the bid price requirement began on January 2, 2002, upon the expiration of the moratorium implemented by Nasdaq the bid price requirement on September 27,2001

(4) See Marketplace Rules 4310(c)(13) and 4520

(5) Staff noted in its Hearing Memorandum dated April 9, 2002 that, at a Special Meeting of Shareholders held on December 11, 2001, the Company's shareholders approved the issuance of up to 29,000,000 common shares to certain unaffiliated investors

(6) Company Form 10-K for the fiscal year ended December 31, 2001, page 26




                                    10.18-2
would then be issued on the sixth day after the exercise of the put option(7) The Company stated that it exercised its first put option on April 15, 2002, and that it plans to continue to utilize the equity line in the future for liquidity purposes.

In addition, the Company hopes to increase equity through a program it instituted in March and April 2002 to reprice all of its then outstanding stock option and warrants. Specifically, under the program, holders of any of the Company's outstanding stock options and warrants may exercise their interests at "the greater of $0.12 per share...or 50% of the previous day [sic] closing price."(8) In all, the Company stated that 7,400,000 options and 1,200,000 warrants are eligible for the program. The Company anticipates that as many as 6,200,000 options and warrants will be exercised in the six-month period following the hearing, which would result in an increase to net tangible assets and shareholders' equity of approximately $800,000.(9)

The Company also indicated that it had instituted a debt restructuring program with its creditors. The Company stated that it has had success in retiring an undisclosed portion of debt thus far, and that it hopes to retire additional debt through the issuance of Company common shares that could result in an increase to net income (and presumably net tangible assets and shareholders' equity) of $600,000 during fiscal 2002, Finally, The Company stated that it is negotiating a merger transaction with Unicomp, Inc. ("Unicomp").(1)0 It believes the transaction would increase its net tangible assets/shareholders' equity by approximately $2,000,000.

With respect to the bid price deficiency, the Company believes that the price of its common shares will significantly increase once the announcement of the foregoing initiatives is received by the market. In addition, the Company stated that it would consider including a proposal in its proxy materials for a reverse stock split at an upcoming annual meeting of shareholders.(11)


--------------------
(7) At the hearing, the Panel inquired as to whether the agreement prohibited Cornell from entering into any short sales of the Company's stock. The Company was unable to provide a definitive answer. See Hearing Transcript, pages 33, 34.

(8) See Exhibit 1 to the Hearing transcript, page 16.

(9) By letter dated May 7, 2002, the Panel requested that the Company provide additional information regarding its option and warrant repricing program to ensure that the repricing did not violate Nasdaq's shareholder approval rules, as set forth in Marketplace Rule 4350(i). By response dated May 13, 2002, the Company stated that it received shareholder approval for the employee stock option plans adopted in 1996 and 1998. The Company also provided certain other information requested regarding its outstanding stock options and warrants. According to the documentation provided, it appears that the Company's 1996 and 1998 stock option plans provided the "Nonemployee Directors" with the general authority to re-price employee stock options.

(10) The common stock of Unicomp is quoted on the "Pink Sheets" under the trading symbol "UCMP". The common stock of Unicomp was delisted from the Nasdaq national market effective with the open of business on May 2, 2001 based upon a failure to satisfy the net tangible assets, bid price, and market value of public float requirements. According to the SEC's EDGAR database, Unicom is not current in its periodic public filings. S such, there is no current public financial information available about that entity.

(11) The Company filed a Definitive Proxy Statement with the SEC on May 7, 2002 for the 2002 Annual Meeting of Shareholders scheduled for June 6, 2002. Upon review of that proxy, it does not appear that the company plans to propose the implementation of reverse stock split at the upcoming meeting. In addition, according to the information disclosed in the Proxy, it appears that the Company only has two independent directors, both of whom serve on the Audit Committee. See Marketplace Rules 4350(c) and 4350(d)(2).




                                    10.18-3

PANEL DECISION

The Panel was of the opinion that the Company failed to present a definitive plan that will enable it to evidence compliance with all requirements for continued listing on The Nasdaq SmallCap Market within a reasonable period of time and to sustain compliance with those requirements over the long tem. In that regard, according to its most recent public filing, the March 31, 2002 Form 10-Q filed with the SEC on March 15, 2002, the Company does not satisfy the $2,000,000 net tangible assets or $2,500,000 shareholders' equity requirement. Further, while the Panel noted that the Company's reported shareholders' equity as of March 31, 2002 included an item entitled "Stock subscription receivable" of $(3,040,000), which reduced shareholders' equity by that amount, the Panel observed that there are no assurances that the notes will be paid when and if they mature. Further, even in the event the notes do mature in the near term, which could increase the Company's net tangible assets/shareholders' equity to $2,411,000 on a pro forma basis as of March 31, 2002, the Panel lacked confidence in the Company's ability to sustain compliance with the net tangible assets/shareholders' equity requirement over the long term, given its history of significant losses and the lack of documentation to support its projections for fiscal 2002. Moreover, the Panel was of the view that the Company's supplementary plans to increase net tangible assets/shareholders' equity were not sufficiently definitive in nature to merit an exception.

As a separate matter, while the Panel originally expressed concern that the repricing of the stock options and warrants may trigger the application of Nasdaq's shareholder approval rules, the Panel determined that it was not necessary to render a decision on that issue given its determination on the net Tangible assets/shareholders' equity deficiency.(12) Finally, The Panel noted that the Company is entitled to the balance of the 180-day grace period for the bid price deficiency, through August 13, 2002, as provided for by Marketplace Rule 4310(c)(8)(D) and, therefore, determined that the issue is not yet ripe. BASED UPON THE FOREGOING, THE PANEL DETERMINED TO DELIST THE COMPANY'S SECURITIES from THE NASDAQ STOCK MARKET EFFECTIVE WITH THE OPEN OF BUSINESS TOMORROW, MAY 17, 2002.(13)

The Company's securities may be immediately eligible to trade on the OTC Bulletin Board. Pursuant to SEC File No. TP 97-235, an exemption from Rule I5c2-11 has been granted to permit a broker-dealer, without having the information specified by the Rule, To publish in, or submit for publication in, a quotation medium, quotations for a security immediately after such security is no longer authorized for quotation on The Nasdaq Stock Market, subject to the following conditions:

         1. The security's removal from authorization for quotation on The Nasdaq Stock Market is attributable solely to the issuer's failure to satisfy the initial listing or


--------------------------
(12) In addition, while the Panel observed that the Company does not presently appear to satisfy Nasdaq's independent directors and audit committee composition requirements, the panel determined not to cite those issues as bases for delisting given that the Company was not provided with notice and an opportunity to respond to those deficiencies

(13) The Panel's determination is limited to those findings expressly set forth in this decision, which is based solely upon the facts and circumstances of this matter and should not be interpreted as precedent.













                                    10.18-4
               maintenance standards, as contained in SEC Release No. 34-38961 (August 22, 1997).

         2. The security must have been quoted continuously on The Nasdaq Stock Market during the 30 calendar days preceding its delisting from that market, exclusive of any trading halt not exceeding one day to permit the dissemination of material news concerning the security's issuer;

         3. The security's removal from authorization for quotation on The Nasdaq Stock Market is not attributable to public interest concerns under Marketplace Rules 4300 and 4330(a)(3) and the issuer of the security must not be the subject of bankruptcy proceedings;

         4. The issuer of the security must be current in all of its periodic reporting requirements, pursuant to Section 13(a) or 15(d) of the Exchange Act;

         5. A broker-dealer relying upon this exemption must have been a market maker registered with the NASD in the security no longer eligible for quotation during the 30 day period preceding the security's removal from The Nasdaq Stock Market, and

         6.    The  exemption  is  available  only  for  securities   that  were
               authorized for quotation on The Nasdaq Stock Market and then delisted, and not for any other securities of the issuer.

         The Company should be aware that the Nasdaq Listing and Hearing Review Council (the "Listing Council") may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel, The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

         The Company may also request that the Listing Council review this decision. The request for review MUST BE MADE IN WRITING, AND RECEIVED WITHIN 15 DAYS FROM THE DATE OF THIS DECISION. Requests for review and a copy of the check must be in writing and faxed to (301) 978-4028, with the original sent to,

                              MICHAEL GREENE, ESQ.
                          Office of Appeals and Review
                          The Nasdaq Stock Market, Inc.
                         9600 Blackwell Road, 3rd Floor
                               Rockville, MD 20850








                                    10.18-5

Pursuant to Nasdaq Marketplace Rule 4840(b), the Company must submit a fee of $4,000.00 to The Nasdaq Stock Market, Inc. to cover the cost of the review. The Company should send only its payment with the enclosed Appeal Fee Payment Form to:

Regular Mail(14)                                Courier/Overnight
------------                                    -----------------
The Nasdaq Stock Market, Inc.                   The Nasdaq Stock Market, Inc
P.O. Box 7777-W0435                or           W0435
Philadelphia, PA  19175-0435                    C/O Mellon Bank, Rm. 490
                                                701 Market Street
                                                Philadelphia, PA  19106

Please be advised that the institution of a review, whether by way of the Company's request or an initiative of the Listing Council, will not operate as a stay of this decision.

Should you have any questions, please do not hesitate to contact me at (301) 978-8076.

Sincerely,

/s/ Jason S. Frankl
Counsel
Nasdaq Listing Qualifications Hearings













-----------------------------------
(14) Please note that the P.O. Box address will not accept courier or overnight deliveries.






                                    10.18-6

                             Appeal Fee Payment Form

Please complete this form legibly and submit it with our payment to the appropriate address below:

Issuer Name:
             -----------------------------------------------------

Issuer Symbol:
             -----------------------------------------------------

Issuer Address:
             -----------------------------------------------------

Remitter Name.
             -----------------------------------------------------
(if not the same as the Issuer)

Check enclosed in the amount of $                          Check No.
                                 ---------------------              ------------

Please attach your payment to this form and send to:

Regular Mail                                     Courier/Overnight
------------                                     -----------------
The Nasdaq Stock Market, Inc.                    The Nasdaq Stock Market, Inc
P.O. Box 7777-W0435                 Or           W0435
Philadelphia, PA  19175-0435                     C/O Mellon Bank, Rm. 490
                                                 701 Market Street
                                                 Philadelphia, PA  19106

Please note that the P.O. Box address WILL NOT ACCEPT courier or overnight deliveries
















                                    10.18-7